Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 20, 2004

American Community Bancshares, Inc. Announces Earnings for the Quarter Ended June 30, 2004

Charlotte, North Carolina, – Randy P. Helton, President and Chief Executive Officer of American Community Bancshares, Inc. (stock NASDAQ SmallCap: ACBA; stock warrants NASDAQ SmallCap: ACBAW) the holding company for American Community Bank and First National Bank of the Carolinas, announced higher unaudited earnings for the three months ended June 30, 2004 of $655,000 or an 61.3% increase over unaudited earnings for the three months ended June 30, 2003 of $406,000. Earnings per share (diluted) for the three months ended June 30, 2004 increased to $0.18 compared to $0.14 for the three months ended June 30, 2003. The annualized return on average assets for the quarter was 0.73% with a return on average equity of 8.16%.

Net income for the six months ended June 30, 2004 was $1,130,000 or a 68.9% increase over net income for the six months ended June 30, 2003 of $669,000. Earnings per share (diluted) for the six months ended June 30, 2004 increased to $0.33 compared to $0.24 for the six months ended June 30, 2003. The annualized return on average assets for the six months was 0.71%, with a return on average equity of 7.85%.

Total assets at June 30, 2004 were $368.1 million, with loan and lease receivables of $280.6 million, deposits of $280.0 million, borrowings of $51.6 million, and stockholders’ equity of $34.7 million. Total assets increased 50.2% or $123.1 million, from June 30, 2003, loan and lease receivables increased 50.4% or $94.0 million, deposits increased 41.6% or $82.3 million and borrowings increased 124.1% or $28.6 million. The acquisition of First National Bank of the Carolinas of Gaffney, South Carolina added assets of $82.7 million, total loans of $56.1 million and deposits and $61.3 million at April 15, 2004. “All of us at American Community Bancshares are especially pleased with the acquisition of First National Bank of the Carolinas and the addition of our new branches in Gaffney and Blacksburg, South Carolina. We are very excited about the opportunities that exist for expansion into the South Carolina markets” said Randy Helton, President and Chief Executive Officer of American Community Bancshares, Inc.

The allowance for loan losses represented 1.20% of total loans at June 30, 2004. Non-performing loans totaled $378,000 or 0.13% of loans at June 30, 2004 compared to $91,000 or 0.05% of loans at June 30, 2003, a $287,000 or a 315% increase. Non-performing assets (which includes foreclosed real estate and repossessed assets) totaled $527,000 at June 30, 2004 and represented 0.14% of total assets compared to $281,000 or 0.11% of total assets at June 30, 2003, a $246,000 or 87.5% increase.

Net interest income for the quarter ended June 30, 2004 totaled $2.9 million, an increase of 52.6% over the $1.9 million for the quarter ended June 30, 2003. Quarter-end results also include a $137,000 or 18.4% increase in non-interest income from $745,000 for the three months ended June 30, 2003 to $882,000 for the three months ended June 30, 2004. In addition, operating expenses increased $731,000 or 36.8% from $1.9 million for the three months ended June 30, 2003 to $2.6 million for the three months ended June 30, 2004.

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank and First National Bank of the Carolinas. American Community Bank is a full service community bank, headquartered in Monroe, NC with five offices in Union County, North Carolina’s fastest growing county. The Bank also has three offices in Mecklenburg County, home of Charlotte, North Carolina’s largest city and the nation’s second largest financial center. First National Bank of the Carolinas is a full service community bank, headquartered in Gaffney, SC with two offices in Gaffney and one in Blacksburg, SC. A proposed fourth branch was recently announced to be built in the township of Tega Cay located in York County, SC. The Banks provide a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol “ACBA” with stock warrants traded under “ACBAW”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.

American Community Bancshares, Inc.

(Amounts in thousands except per share data)

(Unaudited)

Consolidated Balance Sheet

	June 30, 2004	March 31, 2004	December 31, 2003 (a)	September 30, 2003	June 30, 2003
Assets
Cash and due from banks	$5,960	$9,351	$7,330	$6,274	$7,846
Interest-earning deposits with banks	5,774	7,520	11,012	3,205	1,116
Investment securities	51,488	48,908	52,069	54,425	40,842

Loans	283,995	212,066	204,533	200,102	188,853
Allowance for loan losses	(3,413)	(2,645)	(2,529)	(2,426)	(2,286)

Net loans	280,582	209,421	202,004	197,676	186,567

Accrued interest receivable	1,407	1,184	1,131	1,084	1,060
Bank premises and equipment	8,284	5,267	5,339	5,271	5,197
Foreclosed real estate	122	21	117	—	94
Federal Home Loan Bank stock	1,088	672	792	792	792
Goodwill	10,125	—	—	—	—
Other assets	3,285	1,774	1,459	1,780	1,462

Total assets	$368,115	$284,118	$281,253	$270,507	$244,976

Liabilities and stockholders’ equity
Deposits
Non-interest bearing	$41,718	$35,638	$29,782	$31,721	$25,084
Interest bearing	238,277	175,195	178,381	176,069	172,659

Total deposits	279,995	210,833	208,163	207,790	197,743

Borrowings	51,578	47,928	48,319	38,156	23,021
Accrued expenses and other liabilities	1,865	851	582	768	716

Total liabilities	333,438	259,612	257,064	246,714	221,480

Total stockholders’ equity	34,677	24,506	24,189	23,793	23,496

Total liabilities and stockholders’ equity	$368,115	$284,118	$281,253	$270,507	$244,976

Ending shares outstanding	3,446,753	2,827,709	2,825,709	2,824,376	2,824,376
Book value per share	10.06	8.67	8.56	8.42	8.32

(a)	Derived from audited financial statements

American Community Bancshares, Inc.

Consolidated Income Statements

(Amounts in thousands except per share data)

(Unaudited)

Three months ended	June 30, 2004	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003
Total interest income	$4,421	$3,534	$3,458	$3,304	$3,263
Total interest expense	1,492	1,346	1,274	1,287	1,342

Net interest income	2,929	2,188	2,184	2,017	1,921

Provision for loan losses	140	118	148	144	127

Net interest income after provision for loan loss	2,789	2,070	2,036	1,873	1,794

Non-interest income
Service charges on deposit accounts	585	465	372	420	481
Mortgage banking operations	108	66	72	142	163
Realized gains on sale of securities	—	58	—	—	—
Other	189	113	98	116	101

Total non-interest income	882	702	542	678	745

Non-interest expense
Salaries and employee benefits	1,316	1,011	1,022	975	1,003
Occupancy and equipment	440	369	409	355	302
Other	874	634	665	562	594

Total non-interest expense	2,630	2,014	2,096	1,892	1,899

Income before income taxes	1,041	758	482	659	640
Provision for income taxes	386	283	175	247	234

Net income	$655	$475	$307	$412	$406

Net income per share
Basic	$0.20	$0.17	$0.11	$0.15	$0.14
Diluted	$0.18	$0.15	$0.10	$0.14	$0.14

Weighted average number of shares outstanding
Basic	3,344,713	2,826,039	2,824,376	2,824,376	2,824,376
Diluted	3,703,920	3,145,162	3,053,723	2,900,162	2,859,066

Return on average equity	8.16%	7.84%	5.12%	7.00%	6.98%
Return on average assets	0.73%	0.69%	0.45%	0.66%	0.68%

Net interest margin	3.46%	3.38%	3.42%	3.43%	3.42%

Allowance for loan losses to total loans	1.20%	1.25%	1.24%	1.21%	1.21%
Net charge-offs to avg loans (annualized)	0.09%	0.00%	0.27%	0.00%	-0.07%
Nonperforming loans to total loans	0.13%	0.13%	0.16%	0.13%	0.05%
Nonperforming assets to total assets	0.14%	0.12%	0.17%	0.12%	0.15%